Exhibit 10.46

HANSEN MEDICAL, INC.

SECOND AMENDMENT TO OFFICE LEASE

This SECOND AMENDMENT TO OFFICE LEASE, (the “Second Amendment”) is made and entered into as of December 18, 2013 by and between BXP RESEARCH PARK LP, a Delaware limited partnership, formerly known as BXP RESEARCH PARK LLC, a Delaware limited liability company, and successor-in-interest to MTV RESEARCH, LLC, a Delaware liability company (“Landlord”), and HANSEN MEDICAL, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.	Landlord and Tenant are parties to that certain Office Lease dated July 18, 2007, and as amended by that First Amendment to Office Lease dated June 27, 2008 (collectively, the “Original Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord approximately 63,131 rentable square feet of office space (the “Premises”), located at 800 East Middlefield Road in Mountain View, California 94043 (the “Building”), which Building is owned by Landlord.

B.	Landlord and Tenant desire to (i) extend the term of the Original Lease for the Premises for a period of five (5) years and (ii) make certain other modifications to the Original Lease, and in connection therewith Landlord and Tenant desire to amend the Original Lease on the terms and conditions contained herein.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1. Defined Terms. All capitalized terms not otherwise defined herein shall have the same meaning as is given such terms in the Original Lease. From and after the date hereof, all references in the Original Lease and herein to the “Lease” shall mean and refer to the Original Lease as amended hereby.

2. Extended Term. Landlord and Tenant acknowledge and agree that the Lease Term for the Premises is scheduled to expire on November 30, 2014 (the “Scheduled Expiration Date”) pursuant to the terms of the Original Lease. Notwithstanding anything to the contrary in the Lease, the term of Tenant’s lease of the Premises shall expire on November 30, 2020 (the “Extended Term Expiration Date”), unless sooner terminated in the Lease. The period of time commencing on December 1, 2014 (the “Extended Term Commencement Date”) and terminating on the Extended Term Expiration Date shall be referred to as the “Extended Term.” Effective upon the Extended Term Commencement Date, all references in the Lease to the “Lease Term” shall mean and refer to the Extended Term, and all references to the “Lease Expiration Date” shall mean and refer to the “Extended Term Expiration Date.”

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3. Base Rent.

3.1 Base Rent. Commencing on the Extended Term Commencement Date, and continuing throughout the Extended Term, Tenant shall pay Base Rent for the Premises in accordance with the following schedule:

Period During Extended Term	Annual Base Rent	Monthly Installment of Base Rent
December 1, 2014 – November 30, 2015	$2,083,323.00	$173,610.25
December 1, 2015 – November 30, 2016	$2,145,822.69	$178,818.56
December 1, 2016 – November 30, 2017	$2,210,197.37	$184,183.11
December 1, 2017 – November 30, 2018	$2,276,503.29	$189,708.61
December 1, 2018 – November 30, 2019	$2,344,798.39	$195,399.87

3.2 Abated Base Rent. Provided that Tenant is not then in default of the Lease, then during the last two (2) full calendar months of the Extended Term (the “Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Rent Abatement Period (the “Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Rent Abatement equals Three Hundred Ninety Thousand Seven Hundred Ninety-Nine and 74/100 Dollars ($390,799.74). Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Second Amendment, and for agreeing to pay the rental and performing the terms and conditions otherwise required under the Lease. If Tenant shall be in default under the Lease during the Rent Abatement Period and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease, then the Rent Abatement as of the date of such default shall terminate effective immediately and Tenant shall immediately be obligated to recommence paying Base Rent for the Premises in full and Tenant shall have no further right to any Rent Abatement hereunder.

4. Option to Renew. Article 50 of the Original Lease is hereby deleted in its entirety and replaced with the following:

50. Option Term.

50.1 Option Right. Landlord hereby grants to the originally named Tenant herein (“Original Tenant”) one (1) option to extend the Lease Term for a period of five (5) years (the “Option Term”), which option shall be irrevocably exercised only by written notice delivered by Tenant to Landlord by March 1, 2019, provided that the following conditions (the “Option Conditions”) are satisfied: (i) as of the date of delivery of such notice, Tenant is not in default under this Lease; (ii) as of the end of the Lease Term, Tenant is not in default under this Lease; (iii) Tenant has not previously been in monetary or material non-monetary default under

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this Lease more than once; and (iv) the Lease then remains in full force and effect and Original Tenant occupies the entire Premises at the time the option to extend is exercised and as of the commencement of the Option Term. Landlord may, at Landlord’s option, exercised in Landlord’s sole and absolute discretion, waive any of the Option Conditions in which case the option, if otherwise properly exercised by Tenant, shall remain in full force and effect. Upon the proper exercise of such option to extend, and provided that Tenant satisfies all of the Option Conditions (except those, if any, which are waived by Landlord), the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years. The rights contained in this Section 50.1 shall be personal to Original Tenant and any Approved Assignee (as defined in Article 34) and may be exercised by Original Tenant or an Approved Assignee only.

50.2 Option Rent. The annual Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Fair Rental Value,” as that term is defined below, for the Premises as of the commencement date of the Option Term. The “Fair Rental Value,” as used in this Lease, shall be equal to the annual rent per rentable square foot (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants (pursuant to leases consummated within the twelve (12) month period preceding the first day of the Option Term), are leasing non-sublease, non-encumbered, non-equity space which is not significantly greater or smaller in size than the subject space, for a comparable lease term, in an arm’s length transaction, which comparable space is located in the “Comparable Buildings,” as that term is defined in this Section 50.2, below (transactions satisfying the foregoing criteria shall be known as the “Comparable Transactions”), taking into consideration the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, and taking into account the value, if any, of the existing improvements in the subject space, such value to be based upon the age, condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by a general office user other than Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, no consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to extend the Lease Term, or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (ii) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The Fair Rental Value shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s Rent obligations in connection with Tenant’s lease of the Premises during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). The Concessions (A) shall be reflected in the effective rental rate (which effective rental rate shall take into consideration the total dollar value of such Concessions as amortized on a

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straight-line basis over the applicable term of the Comparable Transaction (in which case such Concessions evidenced in the effective rental rate shall not be granted to Tenant)) payable by Tenant, or (B) at Landlord’s election, all such Concessions shall be granted to Tenant in kind. The term “Comparable Buildings” shall mean the buildings in the Project and other office and research and development buildings which are located within a 5 mile radius (the “Comparable Area”).

50.3 Determination of Option Rent. In the event Tenant timely and appropriately exercises an option to extend the Lease Term, Landlord shall notify Tenant of Landlord’s determination of the Option Rent on or before the date that is six (6) months prior to the Lease Expiration Date. If Tenant, on or before the date which is thirty (30) days following the date upon which Tenant receives Landlord’s determination of the Option Rent, in good faith objects to Landlord’s determination of the Option Rent, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent, as the case may be, within five (5) days, and such determinations shall be submitted to arbitration in accordance with Sections 50.3.1 through 50.3.8, below.

50.3.1 Landlord and Tenant shall each appoint one arbitrator who shall be, at the option of the appointing party, a real estate broker, appraiser or attorney who shall have been active over the five (5) year period ending on the date of such appointment in the leasing or appraisal, as the case may be, of commercial properties in the Comparable Area. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent, taking into account the requirements of Section 50.2 of this Lease, as determined by the arbitrators. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions. The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

50.3.2 The two (2) Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators, except that neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

50.3.3 The three arbitrators shall, within thirty (30) days of the appointment of the Neutral Arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and shall notify Landlord and Tenant thereof.

50.3.4 The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

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50.3.5 If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then either party may petition the presiding judge of the Superior Court of Santa Clara County to appoint such Advocate Arbitrator subject to the criteria in Section 50.3.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

50.3.6 If the two (2) Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of Santa Clara County to appoint the Neutral Arbitrator, subject to criteria in Section 50.3.2 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

50.3.7 The cost of the arbitration shall be paid by Landlord and Tenant equally.

50.3.8 In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts of Option Rent due, and the appropriate party shall make any corresponding payment to the other party.

5. Possession of Premises; Renovations.

(a) Possession of Premises. Tenant hereby acknowledges and agrees that it is currently in possession of the Premises, and that Landlord has no obligation to alter, modify, remodel or otherwise improve the Premises, it being agreed between Landlord and Tenant that Tenant shall accept the Premises in its current “AS-IS “WHERE-IS” condition, without representation or warranty from Landlord other than already provided in the Original Lease.

(b) Tenant’s Intended Renovations; Landlord’s Contribution. Notwithstanding the foregoing, Landlord acknowledges that Tenant intends to refurbish the Premises, including, without limitation, modifications of interior improvements (collectively, “Tenant’s Intended Renovations”). Tenant acknowledges that Tenant’s Intended Renovations shall be subject to Landlord’s approval and all requirements contained in the Lease, including without limitation, Article 12 of the Original Lease, and shall be at Tenant’s sole cost and expense; provided, however, that Landlord shall, as an improvement contribution (“Landlord’s Contribution”), provide up to a maximum amount of One Hundred Eight Nine Thousand Three Hundred Ninety-Three and No/100 Dollars ($189,393.00) or Three Dollars and No/100 Dollars ($3.00) per rentable square foot of the Premises (the “Renovation Allowance Maximum Amount”). Landlord’s Contribution shall be payable only upon satisfaction of all of the following conditions precedent: (i) the satisfactory completion of Tenant’s Intended Renovations, (ii) Tenant’s submission to Landlord of California statutory forms of unconditional waiver and release of lien upon final payment executed by, as applicable, the general contractor, all subcontractors performing any portion of Tenant’s Intended Renovations and all suppliers or materialmen

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supplying any materials for Tenant’s Intended Renovations and (iii) proof of Tenant’s payment of all costs incurred in connection with Tenant’s Intended Renovation. Landlord’s Contribution shall be used only for costs relating to permanent improvements to the Premises (collectively, “Allowable Costs”), excluding the cost of furniture, fixtures and equipment installed in the Premises by Tenant. Tenant hereby acknowledges and agrees that it will complete Tenant’s Intended Renovations not later than twelve (12) months after the Extended Term Commencement Date. In the event that the Tenant Improvement Allowance is not fully disbursed by Landlord to, or on behalf of, Tenant on or before the date that is twelve (12) months after the Extended Term Commencement Date, then such unused amounts shall revert to Landlord, and Tenant shall have no further rights with respect thereto. Upon request by Tenant at the time of Tenant’s request for Landlord’s consent to any Tenant’s Intended Renovations, Landlord shall notify Tenant whether the applicable Tenant’s Intended Renovation will be required to be removed in accordance with Article 12 of the Lease.

6. Disclosure. Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Second Amendment, the Premises has not undergone inspection by a “Certified Access Specialist” to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.

7. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent other than Jones Lang LaSalle (“Tenant’s Broker”) or Cassidy Turley Northern California (“Landlord’s Broker”) (collectively, “Brokers”) in connection with the negotiation of this Second Amendment and that they know of no real estate broker or agent, other than Brokers, who are entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than Brokers, occurring by, through, or under the indemnifying party. The terms of this Paragraph 7 shall survive the expiration or earlier termination of this Second Amendment.

9. No Further Modification. Except as specifically set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease, and the terms and conditions of this Second Amendment, the terms and conditions of this Second Amendment shall prevail.

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IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

TENANT:

HANSEN MEDICAL, INC., a Delaware corporation

BY:

	Name:	Bruce J Barclay

	Its:	CEO

BY:

	Name:	Peter J. Mariani

	Its:	CFO

LANDLORD:

BXP RESEARCH PARK LLC, a Delaware limited liability company

BY:	BOSTON PROPERTIES
LIMITED PARTNERSHIP,
a Delaware limited partnership, its manager

	BY:	BOSTON PROPERTIES, INC., a Delaware corporation, its general partner

BY:

Name:	Bob Pester
Title:	Senior Vice President and Regional Manager

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